                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                                   POZEN, Inc.
                                   -----------
                                (Name of Issuer)

                      Class A Common Stock, $.001 Par Value
                      -------------------------------------
                         (Title of Class of Securities)

                                    73941U102
                                    ---------
                                 (CUSIP Number)

                                December 31, 2001
                                -----------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[X]  Rule 13d-1(d)

--------------------------

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                                               13G

----------------------------                                                                        -----------------------------
CUSIP No. 73941U102                                                                                 Page 2 of 8 Pages
----------------------------                                                                        -----------------------------
----------- ---------------------------------------------------------------------------------------------------------------------

            NAME OF REPORTING PERSON/
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)

            SILVER HILL INVESTMENTS, LLC
----------- ---------------------------------------------------------------------------------------------------------------------

            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
    2

                                                                       (b) [ ]
----------- ---------------------------------------------------------------------------------------------------------------------

            SEC USE ONLY
    3
----------- ---------------------------------------------------------------------------------------------------------------------

            CITIZENSHIP OR PLACE OF ORGANIZATION
    4

            North Carolina
------------------------------ --------- ----------------------------------------------------------------------------------------

                                         SOLE VOTING POWER
                                  5
          Number of
           Shares                        0
        Beneficially           --------- ----------------------------------------------------------------------------------------
          Owned by
            Each                         SHARED VOTING POWER
          Reporting               6
           Person                        3,903,746
            With               --------- ----------------------------------------------------------------------------------------

                                         SOLE DISPOSITIVE POWER
                                  7
                                         0
                               --------- ----------------------------------------------------------------------------------------

                                         SHARED DISPOSITIVE POWER
                                  8
                                         3,903,746
----------- ---------------------------------------------------------------------------------------------------------------------

            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
             3,903,746
----------- ---------------------------------------------------------------------------------------------------------------------

            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     [ ]
    10
            N/A
----------- ---------------------------------------------------------------------------------------------------------------------

            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            13.9%
----------- ---------------------------------------------------------------------------------------------------------------------

            TYPE OF REPORTING PERSON
    12
            CO
----------- ---------------------------------------------------------------------------------------------------------------------

                                                               13G

----------------------------                                                                        -----------------------------

CUSIP No. 73941U102                                                                                 Page 3 of 8 Pages
----------------------------                                                                        -----------------------------
----------- ---------------------------------------------------------------------------------------------------------------------

            NAME OF REPORTING PERSON/
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)

            JOHN R. PLACHETKA
----------- ---------------------------------------------------------------------------------------------------------------------

            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)[ ]
    2

                                                                  (b)[ ]
----------- ---------------------------------------------------------------------------------------------------------------------

            SEC USE ONLY

    3
----------- ---------------------------------------------------------------------------------------------------------------------

            CITIZENSHIP OR PLACE OF ORGANIZATION
    4

            United States
------------------------------ --------- ----------------------------------------------------------------------------------------

                                         SOLE VOTING POWER
                                  5

          Number of                      0
           Shares              --------- ----------------------------------------------------------------------------------------
        Beneficially
          Owned by                       SHARED VOTING POWER
            Each                  6
          Reporting                      3,903,746
           Person              --------- ----------------------------------------------------------------------------------------
            With
                                         SOLE DISPOSITIVE POWER
                                  7
                                         0
                               --------- ----------------------------------------------------------------------------------------

                                         SHARED DISPOSITIVE POWER
                                  8
                                         3,903,746
----------- ---------------------------------------------------------------------------------------------------------------------

            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            3,903,746
----------- ---------------------------------------------------------------------------------------------------------------------

            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]
    10
            N/A
----------- ---------------------------------------------------------------------------------------------------------------------

            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            13.9%
----------- ---------------------------------------------------------------------------------------------------------------------

            TYPE OF REPORTING PERSON
    12
            IN
----------- ---------------------------------------------------------------------------------------------------------------------

                                                               13G

----------------------------                                                                        -----------------------------

CUSIP No. 73941U102                                                                                 Page 4 of 8 Pages
----------------------------                                                                        -----------------------------
----------- ---------------------------------------------------------------------------------------------------------------------

            NAME OF REPORTING PERSON/
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)

            CLARE A. PLACHETKA
----------- ---------------------------------------------------------------------------------------------------------------------

            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)[ ]
    2

                                                                 (b)[ ]
----------- ---------------------------------------------------------------------------------------------------------------------

            SEC USE ONLY

    3
----------- ---------------------------------------------------------------------------------------------------------------------

            CITIZENSHIP OR PLACE OF ORGANIZATION
    4

            United States
------------------------------ --------- ----------------------------------------------------------------------------------------

                                         SOLE VOTING POWER
                                  5

          Number of                      0
           Shares              --------- ----------------------------------------------------------------------------------------
        Beneficially
          Owned by                       SHARED VOTING POWER
            Each                  6
          Reporting                      3,903,746
           Person              --------- ----------------------------------------------------------------------------------------
            With
                                         SOLE DISPOSITIVE POWER
                                  7
                                         0
                               --------- ----------------------------------------------------------------------------------------

                                         SHARED DISPOSITIVE POWER
                                  8
                                         3,903,746
----------- ---------------------------------------------------------------------------------------------------------------------

            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    9
            3,903,746
----------- ---------------------------------------------------------------------------------------------------------------------

            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]
    10
            N/A
----------- ---------------------------------------------------------------------------------------------------------------------

            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    11
            13.9%
----------- ---------------------------------------------------------------------------------------------------------------------

            TYPE OF REPORTING PERSON
    12
            IN
----------- ---------------------------------------------------------------------------------------------------------------------

                                       13G

----------------------------                       -----------------------------

CUSIP No. 73941U102                                Page 5 of 8 Pages
----------------------------                       -----------------------------

Item 1(a).        Name of Issuer

         POZEN, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices

         6330 Quadrangle Drive, Suite 240
         Chapel Hill, North Carolina 27517

Item 2(a).        Name of Person Filing

         The persons filing this Schedule 13G are:

         (1)      SILVER HILL INVESTMENTS, LLC

         (2)      JOHN R. PLACHETKA

         (3)      CLARE A. PLACHETKA

Item 2(b).        Address of Principal Business Office

         (1)      SILVER HILL INVESTMENTS, LLC
                  321 Silver Creek Trail
                  Chapel Hill, North Carolina 27514

         (2)      JOHN R. PLACHETKA
                  c/o POZEN, Inc.
                  6330 Quadrangle Drive, Suite 240
                  Chapel Hill, North Carolina 27517

         (3)      CLARE A. PLACHETKA
                  321 Silver Creek Trail
                  Chapel Hill, North Carolina 27514

Item 2(c).        Citizenship

         John R. Plachetka and Clare A. Plachetka are citizens of the United States. Silver Hill Investments, LLC was formed under the laws of the State of North Carolina.

                                       13G

----------------------------                       -----------------------------

CUSIP No. 73941U102                                Page 6 of 8 Pages
----------------------------                       -----------------------------

Item 2(d).        Title of Class of Securities

         Common Stock, par value $.001 per share.

Item 2(e).        CUSIP Number

         73941U102

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

         N/A

Item 4.           Ownership.

         (a)      Amount beneficially owned:

                  As of December 31, 2001, Silver Hill Investments, LLC, John R. Plachetka and Clare A. Plachetka beneficially owned 3,903,746 shares of the Company's Common Stock. John R. Plachetka and Clare A. Plachetka are co-managers of Silver Hill Investments, LLC. Silver Hill Investments, LLC owns the 3,903,746 shares of Common Stock reported as beneficially owned by the filing persons on this Schedule 13G. Silver Hill Investments, LLC is 50% owned by the John R. Plachetka Irrevocable Trust dated 4-20-2000, John R. Plachetka, trustee; 40% owned by the Revocable Declaration of Trust u/a dated 1-31-2000, John R. Plachetka, trustee; and 10% owned by the Revocable Declaration of Trust u/a dated 1-31-2000, Clare A. Plachetka, trustee. John R. Plachetka and Clare A. Plachetka are husband and wife.

         (b)      Percent of Class:

                  Silver Hill Investments, LLC, John R. Plachetka and Clare A. Plachetka beneficially own 13.9% of the Company's Common Stock.

                                       13G

----------------------------                       -----------------------------

CUSIP No. 73941U102                                Page 7 of 8 Pages
----------------------------                       -----------------------------


         (c)      Number of shares as to which such persons have:

                  Silver Hill Investments, LLC, John R. Plachetka and Clare A. Plachetka have:

                  (i)      Sole power to vote or to direct the vote:

                           0

                  (ii)     Shared power to vote or to direct the vote:

                           3,903,746 shares of Common Stock

                  (iii) Sole power to dispose or to direct the disposition of:

                           0

                  (iv) Shared power to dispose or to direct the disposition of:

                           3,903,746 shares of Common Stock

Item 5.           Ownership of Five Percent or Less of a Class.

         N/A

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         N/A

Item 8.           Identification and Classification of Members of the Group.

         N/A

Item 9.           Notice of Dissolution of Group.

         N/A

                                       13G

----------------------------                       -----------------------------

CUSIP No. 73941U102                                Page 8 of 8 Pages
----------------------------                       -----------------------------

Item 10. Certifications.

         N/A

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               Silver Hill Investments LLC

                                               By:  /s/ JOHN R. PLACHETKA
                                                   ---------------------------
                                                        John R. Plachetka
                                                        Manager

Dated:  February 14, 2002

                                               By: /s/ JOHN R. PLACHETKA
                                                   ---------------------------
                                                        John R. Plachetka

Dated:  February 14, 2002

                                               By: /s/ CLARE A. PLACHETKA
                                                   ---------------------------
                                                        Clare A. Plachetka

Dated:  February 14, 2002